UNITED STATES
                        SECURITIES & EXCHANGE COMMISSION
                              Washington D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                              (Amendment No. ___)*


                             Provident Bancorp, Inc.
                                (Name of Issuer)

                          Common Stock, $0.10 par value
                         (Title of Class of Securities)

                                    743835100
                                 (CUSIP Number)

                                November 17, 1999
              Date of Event Which Requires Filing of this Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     |_|  Rule 13d-1(b)

     |X|  Rule 13d-1(c)

     |_|  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 743835100                                                         13G

--------------------------------------------------------------------------------
 1   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          BL Advisers, Inc.
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) |_|
                                                                        (b) |_|
--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                       New York

--------------------------------------------------------------------------------
               5    SOLE VOTING POWER
                      49,088 shares                                        0.6%
  Number of   ------------------------------------------------------------------
   Shares      6     SHARED VOTING POWER
Beneficially           365,542 shares                                      4.4%
  Owned By    ------------------------------------------------------------------
    Each       7     SOLE DISPOSITIVE POWER
 Reporting             49,088 shares                                       0.6%
  Person      ------------------------------------------------------------------
   With        8     SHARED DISPOSITIVE POWER
                       365,542 shares                                      4.4%
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                 414,630 shares

--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                             |_|
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                 5.0%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                 CO
--------------------------------------------------------------------------------

CUSIP No. 743835100                                                         13G

--------------------------------------------------------------------------------
 1   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Barry Lewis
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) |_|
                                                                        (b) |_|
--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                  United States

--------------------------------------------------------------------------------
               5    SOLE VOTING POWER
                      326,115 shares                                       3.9%
  Number of   ------------------------------------------------------------------
   Shares      6     SHARED VOTING POWER
Beneficially           88,515 shares                                       1.1%
  Owned By    ------------------------------------------------------------------
    Each       7     SOLE DISPOSITIVE POWER
 Reporting             326,115 shares                                      3.9%
  Person      ------------------------------------------------------------------
   With        8     SHARED DISPOSITIVE POWER
                       88,515 shares                                       1.1%
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                 414,630 shares

--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                             |_|
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                 5.0%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                 IN
--------------------------------------------------------------------------------

CUSIP No. 743835100                                                         13G

--------------------------------------------------------------------------------
 1   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Barbara Lewis
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) |_|
                                                                        (b) |_|
--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                  United States

--------------------------------------------------------------------------------
               5    SOLE VOTING POWER
                      39,427 shares                                        0.5%
  Number of   ------------------------------------------------------------------
   Shares      6     SHARED VOTING POWER
Beneficially           375,203 shares                                      4.5%
  Owned By    ------------------------------------------------------------------
    Each       7     SOLE DISPOSITIVE POWER
 Reporting             39,427 shares                                       0.5%
  Person      ------------------------------------------------------------------
   With        8     SHARED DISPOSITIVE POWER
                       375,203 shares                                      4.5%
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                 414,630 shares

--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             |_|
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                 5.0%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                 IN
--------------------------------------------------------------------------------

Item 1.

          (a)  Provident Bancorp, Inc.

          (b)  Address of Issuer's Principal Executive Offices

               400 Rella Boulevard
               Montebello, New York 10901

               Common Stock, $0.10 per share (CUSIP No. 743835100)


Item 2.

     1.   (a)  Name of Person Filing: BL Advisers, Inc.

          (b)  Address of Principal Business Office, or, if none, Residence:
                    177 S. Mountain Road
                    New City, New York 10956

          (c)  Citizenship: United States.

          (d)  Title of Class of Securities:
                    Common Stock, $0.10 par value per share

          (e)  CUSIP Number: 743835100

     2.   (a)  Name of Person Filing: Barry Lewis

          (b)  Address of Principal Business Office, or, if none, Residence:
                    177 S. Mountain Road
                    New City, New York 10956

          (c)  Citizenship: United States.

          (d)  Title of Class of Securities:
                    Common Stock, $0.10 par value per share

          (e)  CUSIP Number: 743835100

     3.   (a)  Name of Person Filing: Barbara Lewis

          (b)  Address of Principal Business Office, or, if none, Residence:
                    177 S. Mountain Road
                    New City, New York 10956

          (c)  Citizenship: United States.

          (d)  Title of Class of Securities:
                    Common Stock, $0.10 par value per share

          (e)  CUSIP Number: 743835100

Item 3. If this statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person is a:

          (a) |_| Broker or dealer registered under section 15 of the Act (15 U.S.C.78o)

          (b)  |_|  Bank as defined in section 3(a)(6) of the Act
                    (15 U.S.C. 78c).

          (c) |_| Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

          (d) |_| Investment company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

          (e) |_| An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);

          (f) |_| An employee benefit plan or endowment fund in accordance withss.240.13d- 1(b)(1)(ii)(F);

          (g) |_| A parent holding company or control person in accordance with ss.240.13d- 1(b)(1)(ii)(G);

          (h) |_| A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

          (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

          (j)  |_|  Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

Item 4. Ownership.

1.   BL Advisers, Inc.
          (a)  Amount Beneficially Owned: 414,630(1,2,3,4) shares.
          (b)  Percent of Class: 5.0%
          (c)  Number of shares as to which such person has:
               (i)   sole power to vote or direct the vote: 49,088(4) shares.
               (ii) shared power to vote or direct the vote: 365,542(1,2,3) shares.
               (iii) sole power to dispose or direct the disposition of:
                     49,088(4) shares.
               (iv)  shared power to dispose or direct the disposition of:
                     365,542(1,2,3) shares.

2.   Barry Lewis:
          (a)  Amount Beneficially Owned: 414,630(1,2,3,4) shares.
          (b)  Percent of Class: 5.0%
          (c)  Number of shares as to which such person has:
               (i)   sole power to vote or direct the vote: 326,115(2) shares.
               (ii) shared power to vote or direct the vote: 88,515(1,3,4) shares.
               (iii) sole power to dispose or direct the disposition of:
                     326,115(2) shares.
               (iv)  shared power to dispose or direct the disposition of:
                     88,515(1,3,4) shares.

     Reporting person is a shareholder and the President of BL Advisers, Inc. and the husband of Barbara Lewis.

(1) The reporting person disclaims beneficial ownership of these securities except to the extent of his/her/its equity interest therein.

(2) Includes 326,115 shares of Common Stock owned by Barry Lewis (which includes 178,015 shares held in the Barry Lewis IRA Rollover Account and 13,000 shares held in the Barry Lewis Pension Rollover Account).

(3) Includes 39,427 shares of Common Stock owned by Barbara Lewis (which includes 2,600 shares held in the Barbara Lewis Rollover IRA Account).

(4)  Includes 49,088 shares of Common Stock owned by BL Advisers, Inc.

3.   Barbara Lewis:

          (a)  Amount Beneficially Owned: 414,630(1,2,3,4) shares.
          (b)  Percent of Class: 5.0%
          (c)  Number of shares as to which such person has:
               (i)   sole power to vote or direct the vote: 39,427(3) shares.
               (ii) shared power to vote or direct the vote: 375,203(1,2,4) shares.
               (iii) sole power to dispose or direct the disposition of:
                     39,427(3) shares.
               (iv)  shared power to dispose or direct the disposition of:
                     375,203(1,2,4) shares.

     Reporting person is a shareholder and Vice President of BL Advisers, Inc. and the wife of Barry Lewis.

Item 5. Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. |_|

Instruction: Dissolution of a group requires a response to this item.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

          Not  Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

          Not  Applicable.

Item 8. Identification and Classification of Members of the Group.

          See  Exhibit A for Joint Filing Agreement.

Item 9. Notice of Dissolution of Group.

          Not  Applicable.

Item 10. Certification.

          (b) The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(c):

               By signing below each party certifies that, to the best of his/her/its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Date: November 18, 1999

                                                      BL ADVISERS, INC.


                                                      By: /s/ Barry Lewis
                                                          ----------------------
                                                          Barry Lewis, President


                                                          /s/ Barry Lewis
                                                          ----------------------
                                                          Barry Lewis


                                                          /s/ Barbara Lewis
                                                          ----------------------
                                                          Barbara Lewis








Attention:     Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

Exhibit A

                             JOINT FILING AGREEMENT

     In accordance with Rule 13d-1 under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock, $0.10 par value per share, of Provident Bancorp., Inc. and that this Agreement be included as an Exhibit to such joint filing.

     IN WITNESS WHEREOF, the undersigned hereby execute this Agreement effective as of the 17th day of November, 1999.

                                                      BL ADVISERS, INC.


                                                      By: /s/ Barry Lewis
                                                          ----------------------
                                                          Barry Lewis, President


                                                          /s/ Barry Lewis
                                                          ----------------------
                                                          Barry Lewis

                                                          /s/ Barbara Lewis
                                                          ----------------------
                                                          Barbara Lewis